United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2017

Community First, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 S. James Campbell Blvd.

Columbia, TN 38401

(Address of principal executive offices)

(931) 380-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 21, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Community First, Inc., a Tennessee corporation (the “Company”), approved the Community First, Inc. and Community First Bank & Trust 2017 Annual Incentive Plan (the “Plan”). Pursuant to the Plan, the senior management of the Company and Community First Bank & Trust, the Company’s bank subsidiary, including the Company’s employees that are expected to be identified as the Company’s “named executive officers” in its proxy statement for its 2017 annual meeting of shareholders, are eligible to earn an incentive payment upon the achievement of five equally weighted performance metrics tied to return on assets (based on core earnings calculated pre-tax), loan growth, delinquencies and non-accruals, core earnings (pre-tax) and efficiency ratio. Each performance metric is assigned a weight ranging from 0% to a maximum of 20% based on the level of achievement of the performance metric. Participants in the Plan may earn a maximum award of up to 27% of their base salary for 2017, except for Louis E. Holloway, the Company’s Chief Executive Officer, who may earn a maximum award of up to 37% of his base salary for 2017. The actual award paid, if any, will be equal to the product of the (x) sum of the weighted performance metrics, as achieved, and (y) the potential maximum award amount, or 27% or 37%, as applicable.

Awards under the Plan, if any, are payable in cash, shares of the Company’s common stock, no par value (“Common Stock”), or a combination of cash and Common Stock, provided that 50% of the award must be paid in shares of Common Stock. Participants in the Plan have the right to elect to receive 100% of the award, if any, in shares of Common Stock.

The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Community First, Inc. and Community First Bank & Trust 2017 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Name:	Jon Thompson
Title:	President and Chief Financial Officer

Date: March 27, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Community First, Inc. and Community First Bank & Trust 2017 Annual Incentive Plan.